VOTING AGREEMENT

THIS VOTING AGREEMENT (this “Agreement”), is made and entered into as of August 8, 2018 by and among John Textor (“Textor”) and Alexander Bafer (“Bafer”), each a holder (“Key Holder”) of stock in Recall Studios, Inc., a Florida Corporation (the “Company”). This Agreement shall remain in force and effect until the Company has qualified for listing, and is listed for trading, on the New York Stock Exchange, Nasdaq Stock Market or similar national securities exchange, and upon such listing for trading, this Agreement shall automatically and without any further action of any of the parties hereto, terminate and the the rights and obligations under this Agreement shall terminate at such time.

RECITALS

A. Concurrently with the execution of this Agreement, the Company is entering into a Share Exchange Agreement (the “Share Exchange Agreement”) providing for the exchange of the Company’s stock, and in connection with that agreement the parties desire to provide certain Key Holders with the right, among other rights, to designate the election of certain members of the board of directors of the Company (the “Board”) in accordance with the terms of this Agreement.

B. The parties also desire to enter into this Agreement to set forth their agreements and understandings with respect to how shares of the Company’s capital stock held by them will be voted on, or tendered in connection with (1) an acquisition or sale of the Company or (2) an increase in the number of shares of Common Stock required to provide for the conversion of the Company’s Series X Preferred Stock.

NOW, THEREFORE, the parties agree as follows:

1. Voting Provisions Regarding Board of Directors.

1.1 Size of the Board. Each Key Holder agrees to vote, or cause to be voted, all Shares (as defined below) owned by such Key Holder, or over which such Key Holder has voting control, from time to time and at all times, in whatever manner as shall be necessary to ensure that the size of the Board shall remain at five (5) directors unless or until the Key Holders unanimously determine to increase such Board size pursuant to the provisions contained within the Company’s By-Laws, at which time each Key Holder shall use Key Holder’s reasonable efforts to effectuate such agreement consistent with such By-Laws. For purposes of this Agreement, the term “Shares” shall mean and include any securities of the Company the holders of which are entitled to vote for members of the Board, including without limitation, all shares of Common Stock and Series X Preferred, by whatever name called, now owned or subsequently acquired by a Key Holder, however acquired, whether through stock splits, stock dividends, reclassifications, recapitalizations, similar events or otherwise.

1.2 Board Composition. Each Key Holder agrees to vote, or cause to be voted, all Shares owned by such Key Holder, or over which such Key Holder has voting control, from time to time and at all times, in whatever manner as shall be necessary to ensure, unless otherwise agreed in writing, that at each annual or special meeting of stockholders at which an election of directors is held or pursuant to any written consent of the stockholders, the following persons shall be elected to the Board:

(a) Alexander Bafer;

(b) John Textor;

(c) Bradley Albert;

(d) Frank Esposito; and

(e) Justin Morris;

1.3 Availability of Board Member; Expansion of Board. In the absence of any persons listed in Section 1.2 are not available to serve as a director, the Key Holders shall amend this Agreement to replace such person(s) with replacement directors, provided, however, that if Bafer is the person who is unavailable then Bafer shall identify the replacement person alone and if Textor is the person who is unavailable then Textor shall identify the replacement person. The Key Holders agree that if or when the size of the Board is increased, it shall be increased to a total number of seven (7) and Section 1.2 shall be amended to add two (2) additional persons, who Textor shall have the right, but not the obligation, to name with the advice and consent of Bafer, and the Key Holders agrees to vote their shares for such additional persons as set forth in Section 1.2.

1.4 Removal of Board Members. Each Key Holder also agrees to vote, or cause to be voted, all Shares owned by such Key Holder, or over which such Key Holder has voting control, from time to time and at all times, in whatever manner as shall be necessary to ensure that:

(a) no director elected pursuant to Section 1.2 of this Agreement may be removed from office other than for cause unless such removal is directed or approved by the agreement of the Key Holders;

(b) any vacancies created by the resignation, removal or death of any director elected pursuant to Section 1.2 will be filled pursuant to the written agreement of the Key Holders.

All Key Holders agree to execute any written consents required to perform the obligations of this Agreement, and the Company agrees at the request of any party entitled to designate directors to call a special meeting of stockholders for the purpose of electing directors.

1.5 No Liability for Election of Recommended Directors. No Key Holder, nor any Affiliate of any Key Holder, shall have any liability as a result of designating a person for election as a director for any act or omission by such designated person in his or her capacity as a director of the Company, nor shall any Key Holder have any liability as a result of voting for any such designee in accordance with the provisions of this Agreement.

2. Vote to Increase Authorized Common Stock. Each Key Holder agrees to vote or cause to be voted all Shares owned by such Key Holder, or over which such Key Holder has voting control, from time to time and at all times, in whatever manner as shall be necessary to increase the number of authorized shares of Common Stock from time to time to ensure that there will be sufficient shares of Common Stock available for conversion of all of the shares of Series X Preferred Stock outstanding at any given time.

2.1 Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

2.2 Governing Law. To the extent that the General Corporation Law of the state of Delaware (the “DGCL”) purports to apply to this Agreement, the DGCL shall apply. In all other cases, this Agreement and any and all matters arising directly or indirectly herefrom shall be governed by and construed and enforced in accordance with the internal laws of the state of New York applicable to agreements made and to be performed entirely in such state, without giving effect to the conflict or choice of law principles thereof. For all matters arising directly or indirectly from this Agreement (“Agreement Matters”), each of the parties hereto hereby (i) irrevocably consents and submits to the sole exclusive jurisdiction of the United States District Court for the Southern District of New York and any state court in the state of New York that is located in New York County (and of the appropriate appellate courts from any of the foregoing) in connection with any legal action, lawsuit, arbitration, mediation, or other legal or quasi legal proceeding (“Proceeding”) directly or indirectly arising out of or relating to any Agreement Matter; provided that a party to this Agreement shall be entitled to enforce an order or judgment of any such court in any United States or foreign court having jurisdiction over the other party, (ii) irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such Proceeding in any such court or that any such Proceeding which is brought in any such court has been brought in an inconvenient forum, (iii) waives, to the fullest extent permitted by law, any immunity from jurisdiction of any such court or from any legal process therein, (iv) irrevocably waives, to the fullest extent permitted by law, any right to a trial by jury in connection with a Proceeding, (v) agrees not to commence any Proceeding other than in such courts, and (vi) agrees that service of any summons, complaint, notice or other process relating to such Proceeding may be effected in the manner provided for the giving of notice as set forth in herein.

2.3 Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

2.4 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

2.5 Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, and if not so confirmed, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) business day after the business day of deposit with a nationally recognized overnight courier, specifying next business day delivery, with written verification of receipt.

2.6 Consent Required to Amend, Terminate or Waive. Other than as set forth in the introductory paragraph hereto or in Section 1.3, this Agreement may be amended or terminated and the observance of any term hereof may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a written instrument executed by all of the Key Holders. Notwithstanding the foregoing:

(a) this Agreement may not be amended or terminated and the obser-vance of any term of this Agreement may not be waived with respect to any Key Holder without the written consent of such Key Holder unless such amendment, termination or waiver applies to all Key Holders, as the case may be, in the same fashion;

(b) the consent of the Key Holders shall not be required for any amendment or waiver if such amendment or waiver either (A) is not directly applicable to the rights of the Key Holders hereunder; or (B) does not adversely affect the rights of the Key Holders in a manner that is different than the effect on the rights of the other parties hereto;

(c) any provision hereof may be waived by the waiving party on such party’s own behalf, without the consent of any other party.

2.7 Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default previously or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

2.8 Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

2.9 Entire Agreement. This Agreement (including the Exhibits hereto), the Restated Certificate and the other Transaction Agreements (as defined in the Share Exchange Agreement) constitute the full and entire understanding and agreement between the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled.

2.10 Stock Splits, Stock Dividends, etc. In the event of any issuance of Shares of the Company’s voting securities hereafter to any of the Key Holders (including, without limitation, in connection with any stock split, stock dividend, recapitalization, reorganization, or the like), such Shares shall become subject to this Agreement.

2.11 Manner of Voting. The voting of Shares pursuant to this Agreement may be effected in person, by proxy, by written consent or in any other manner permitted by applica-ble law. For the avoidance of doubt, voting of the Shares pursuant to the Agreement need not make explicit reference to the terms of this Agreement.

2.12 Further Assurances. At any time or from time to time after the date hereof, the parties agree to cooperate with each other, and at the request of any other party, to execute and deliver any further instruments or documents and to take all such further action as the other party may reasonably request in order to evidence or effectuate the consummation of the transactions contemplated hereby and to otherwise carry out the intent of the parties hereunder. Further, the Parties hereto represent and warrant that they will take no action that violates the underlying purpose of this Agreement.

2.13 Costs of Enforcement. If any party to this Agreement seeks to enforce its rights under this Agreement by legal proceedings, the non-prevailing party shall pay all costs and expenses incurred by the prevailing party, including, without limitation, all reasonable attorneys’ fees.

2.14 Aggregation of Stock. All Shares held or acquired by a Key Holder and/or its Affiliates shall be aggregated together for the purpose of determining the availability of any rights under this Agreement, and such Affiliated persons may apportion such rights as among themselves in any manner they deem appropriate.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Voting Agreement as of the date first written above.

KEY HOLDERS:

ALEXANDER BAFER

/s/ Alexander Bafer

JOHN TEXTOR

/s/ John Textor